Exhibit 99.1
                                                                    ------------

                        UPDATED NOTICE OF BLACKOUT PERIOD
              TO DIRECTORS AND EXECUTIVE OFFICERS OF SUPERVALU INC.

                                 January 8, 2008

         The SUPERVALU Retail Employees' 401(k) Plan, SUPERVALU Wholesale Employees' 401(k) Plan, Pittsburgh Division Profit Sharing Plan, Albertsons Savings & Retirement Estates and Albertsons Savings & Retirement Estates II of SUPERVALU INC. (the "Company") were merged into the SUPERVALU INC. Pretax Savings and Profit Sharing Plan (all of the foregoing 401(k) plans of the Company are referred to together as the "Old Plans") on January 1, 2008. Effective January 1, 2008, the surviving 401(k) plan, the SUPERVALU INC. Pretax Savings and Profit Sharing Plan, was renamed the SUPERVALU STAR 401(k) Plan (together with the Old Plans, the "Plans").

         On December 21, 2007, you received a notice from the Company advising you that the Company was changing the trustee and record keeper of the Plans, which requires a blackout period involving the temporary suspension of transactions in the Plans, and that you were prohibited from purchasing, selling or otherwise acquiring or transferring any of the Company's common stock, $1.00 par value per share, or exercising any stock options during a blackout period with respect to you ("Blackout Period"). The notice indicated that the Blackout Period began on December 21, 2007 and would end on or about January 7, 2008. The notice was attached as an exhibit to a Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on December 21, 2007.

         The purpose of this updated notice is to inform you that the Blackout Period will not terminate on or about January 7, 2008, as anticipated, but is now expected to end on January 11, 2008. This extension of the Blackout Period is necessary because the process of changing the trustee and record keeper of the Plans will not be completed prior to January 10, 2008. Except for the change in termination date of the Blackout Period, all of the information contained in the notice sent to you on December 21, 2007 continues to be accurate and in effect.

         If you have any questions regarding this updated notice, please contact Burt M. Fealing, Corporate Secretary, at SUPERVALU INC., P.O. Box 990, Minneapolis, Minnesota 55440 or by telephone at (952) 828-4000.